Exhibit 2.2 (F)

SHAREHOLDER’S AGREEMENT

THIS SHAREHOLDER’S AGREEMENT (“Agreement”), dated as of May 28, 2008 is entered into by and between Service 1st Bancorp, a California corporation and registered bank holding company under the Federal Bank Holding Company Act (“Bancorp”), and the shareholder and director of Central Valley Community Bancorp and Central Valley Community Bank (“Shareholder”).

RECITALS

A.            Central Valley Community Bancorp, a California corporation and registered bank holding company under the Federal Bank Holding Company Act (“CVCB”), Central Valley Community Bank, a California banking corporation (“CVC Bank”), Bancorp and Service 1st Bank, a California banking corporation (“Bank”), entered into that certain Reorganization Agreement and Plan of Merger dated as of May 28, 2008 (the “Reorganization Agreement”).  Pursuant to the Reorganization Agreement, Bancorp shall be merged with CVCB and Bank shall be merged into CVC Bank (“Merger”).

B.            Shareholder is a member of the Board of Directors of CVCB and CVC Bank and owns shares of the common stock, no par value, of CVCB (“CVCB Stock”).

C.            Shareholder is willing to agree to vote or cause to be voted all shares of CVCB Stock with respect to which Shareholder has voting power on the date hereof or hereafter acquired to approve the Reorganization Agreement and the transactions contemplated thereby and all requisite matters related thereto.

D.            Unless otherwise provided in this Agreement, capitalized terms shall have the meanings given to them in the Reorganization Agreement.  In addition, the term “director” shall include advisory directors, if any, and the term “directorship” shall include advisory directorships, if any.

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties and covenants, agreements and conditions contained herein and in the Reorganization Agreement, and intending to be legally bound hereby, Bancorp and Shareholder agree as follows:

ARTICLE I

DIRECTOR/OFFICER-SHAREHOLDER’S AGREEMENT

1.1          Agreement to Vote.    Shareholder shall vote, or cause to be voted, at any meeting of shareholders of CVCB to approve the Reorganization Agreement and the transactions contemplated thereby (the “Shareholders’ Meeting”), all of the shares of CVCB Stock over which Shareholder has voting authority (the “Shares”), as of the record date established to determine shareholders who have the right to vote at any such Shareholders’ Meeting or to give consent to action in writing (the “Record Date”), to approve the Reorganization Agreement, the Agreement of Merger and the transactions contemplated thereby, including the principal terms of the Merger.

1.2          Shareholder Approval.    Shareholder shall (i) recommend shareholder approval of the Reorganization Agreement, the Agreement of Merger and the transactions contemplated thereby by the CVCB shareholders at the Shareholders’ Meeting and (ii) advise the CVCB shareholders to reject any subsequent proposal or offer received by CVCB relating to any purchase, sale, acquisition, merger or other form of business combination involving CVCB or any of its assets, equity securities or debt securities and to proceed with the transactions contemplated by the Reorganization Agreement (unless such subsequent proposal or offer is not reasonably expected to interfere with the consummation of the Merger contemplated by the Reorganization Agreement); provided, however, that Shareholder shall not be obligated to take any action specified above if the Board of Directors of CVCB is advised in writing by outside legal counsel that, in the exercise of his or her fiduciary duties, a director of CVCB should not take such action.

ARTICLE II
EQUITABLE RELIEF

2.1          Equitable Relief.  Shareholder agrees that it would be impossible or inadequate to measure and calculate Bancorp’s damages from any breach of the covenants set forth in this Agreement.  Accordingly, Shareholder agrees that if Shareholder breaches this Agreement, Bancorp will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.  Shareholder further agrees that no bond or other security shall be required in obtaining such equitable relief and Shareholder hereby consents to such injunction’s issuance and to the ordering of specific performance.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to Bancorp that the statements set forth below are true and correct as of the date of this Agreement, except those that are specifically as of a different date:

3.1          Ownership and Related Matters.

(a)     Schedule 3.1(a) hereto correctly sets forth the number of Shares and the nature of Shareholder’s voting power with respect thereto as of the date hereof.  Within five business days after the Record Date, Shareholder shall amend said Schedule 3.1(a) to correctly reflect the number of Shares and the nature of Shareholder’s voting power with respect thereto as of the Record Date.

(b)     There are no proxies, voting trusts or other agreements or understandings to or by which Shareholder or his or her spouse is a party or bound or that expressly requires that any of the Shares be voted in any specific manner other than as provided in this Agreement.

3.2          Authorization; Binding Agreement.    Shareholder has the legal right, power, capacity and authority to execute, deliver and perform this Agreement, and this Agreement is the valid and binding obligation of Shareholder enforceable in accordance with its terms, except as the enforcement thereof may be limited by general principles of equity.

3.3          Noncontravention.    The execution, delivery and performance of this Agreement by Shareholder will not (a) require any third party consents; (b) result in the creation or imposition of any encumbrance on any of the Shares; or (c) violate any applicable laws or rules to which Shareholder or his or her spouse is subject.

ARTICLE IV

GENERAL

4.1          Amendments.    To the fullest extent permitted by law, this Agreement and any schedule or exhibit attached hereto may be amended by agreement in writing of both parties hereto at any time.

4.2          Integration.    This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and (except for the Reorganization Agreement if executed by Shareholder) supersedes all prior agreements and understandings of the parties in connection therewith.

4.3          Specific Performance.    Shareholder and Bancorp each expressly acknowledge that, in view of the uniqueness of the obligations of Shareholder contemplated hereby, Bancorp would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed by Shareholder in accordance with its terms, and therefore Shareholder and Bancorp agree that Bancorp shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled at law or in equity.

4.4          Termination.    This Agreement shall terminate automatically without further action at the termination of the Reorganization Agreement in accordance with its terms.  Upon termination of this Agreement as provided herein, the respective obligations of the parties hereto shall immediately become void and have no further force and effect.

4.5          No Assignment.    Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by Bancorp or Shareholder, in whole or in part.  Any attempted assignment in violation of this prohibition shall be null and void.  Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors of the parties hereto.

4.6          Headings.    The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

4.7          Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

4.8          Gender, Number, and Tense.    Throughout this Agreement, unless the context otherwise requires,

(i) the masculine, feminine and neuter genders each includes the other;

(ii) the singular includes the plural, and the plural includes the singular; and

(iii) the past tense includes the present, and the present tense includes the past.

4.9    Notices.    Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed facsimile transmission, or (c) mailed by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

If to Bancorp:

Service 1st Bancorp

60 W. 10th  Street

Tracy, California  95376
Attention: John O. Brooks, CEO

With a copy to:

Dodd•Mason•George LLP

Attention: Glenn T. Dodd, Esq.

1740 Technology Drive, Suite 205

San Jose, CA 95110

If to Shareholder:

With a copy to:

Downey Brand LLP

Attention: James K. Dyer, Jr., Esq.

3425 Brookside Road, Suite A

Stockton, CA 95219

or at such other address and to the attention of such other person as a party may notice to the other in accordance with this Section 4.9. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

4.10        Governing Law.    This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, except to the extent preempted by the laws of the United States.

4.11        Not in Director Capacity.    Except to the extent set forth in Section 1.2, no person executing this Agreement who is, during the term hereof, a director of CVCB, makes any agreement or understanding herein in his or her capacity as such director.  Shareholder signs solely in his or her capacity as owner of or holder of the power to vote shares of CVCB Stock.

4.12        Attorneys’ Fees.    If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

4.13        Regulatory Compliance.    Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

[Signature page follows]

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

SERVICE 1ST BANCORP

By:

John O. Brooks, Chief Executive Officer

SHAREHOLDER

Name:

SPOUSAL CONSENT

I am the spouse of                       , Shareholder in the above Agreement. I understand that I may consult independent legal counsel as to the effect of this Agreement and the consequences of my execution of this Agreement and, to the extent I felt it necessary, I have discussed it with legal counsel. I hereby confirm this Agreement and agree that it shall bind my interest in the Shares, if any.

(Shareholder’s Spouse’s Name)